Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-188994 and 333-182720) and Form S-3 (No. 333-196512) of Engility Holdings, Inc. of our report dated March 3, 2015 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10‑K.

/s/ PricewaterhouseCoopers LLP
McLean, Virginia
March 3, 2015